Exhibit 99.1

ONCOTHYREON ANNOUNCES APPOINTMENTS TO BOARD OF DIRECTORS

BELLEVUE, WASHINGTON - June 9, 2008 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX: ONY) (the “Company”) today announced that Daniel K. Spiegelman and Stephen K. Burley, M.D., D.Phil. have joined its board of directors for three-year terms.  The Company also announced the retirement of S. Robert Blair from the board of directors.

Mr. Spiegelman is Senior Vice President and Chief Financial Officer at CV Therapeutics in Palo Alto, California.  He will assume the chairmanship of the audit committee at Oncothyreon on July 1, 2008.  Dr. Burley is Chief Scientific Officer and Senior Vice President at SGX Pharmaceuticals, Inc., and Adjunct Professor at both the Rockefeller University and the University of California in San Diego.

“We are very pleased that Dan Spiegelman and Stephen Burley will be bringing their financial and scientific expertise and leadership to our board of directors,” said Christopher S. Henney, Ph.D., Chairman of the board of directors at Oncothyreon.  “We are also grateful for the many years of service which Bob Blair has given to this Company.”

About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information visit www.oncothyreon.com.

Additional Information
Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC., 110 - 110th Avenue NE, Suite 685, Bellevue, WA 98004
Tel: (425) 450-0370   Fax:  (425) 450-0371
ONCOTHYREON CANADA INC.  2011 - 94 St., Suite 200, Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761   Fax:  (780) 463-0871
http://www.oncothyreon.com